Exhibit 99.1

Cidara Therapeutics, Inc. (STRIVE Part B Results) July 29, 2019

Corporate Speakers:

•	Robert Uhl; Westwicke Partners, LLC; Managing Director

•	Jeff Stein; Cidara Therapeutics; President and CEO

•	Taylor Sandison; Cidara Therapeutics; Chief Medical Officer

•	Paul Daruwala; Cidara Therapeutics; COO

Participants:

•	Unidentified Participant

•	Kevin DeGeeter; Oppenheimer & Co.; Analyst

•	Alan Carr; Needham & Company; Analyst

•	Joel Beatty; Citigroup Global Markets; Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Cidara Therapeutics Phase 2 STRIVE B Clinical Trial Results Conference Call. (Operator Instructions).

I would now like to turn the conference over to Westwicke Partners, Robert Uhl. You may begin.

Robert Uhl: Thank you, operator. Good morning, everyone, and welcome to Cidara’s conference call to provide top line results from the STRIVE B Phase 2 Clinical Trial of rezafungin for the treatment of candidemia and invasive candidiasis.

Before we begin, I’d like to let you know that on this call the Cidara team will reference data that are presented on a set of slides that you can access from the homepage of Cidara’s website. The complete set of top line data from the STIVE B trial is contained in this morning’s press release.

Joining me on the call from Cidara are Jeff Stein, President and Chief Executive Officer; Taylor Sandison, Chief Medical Officer; Jamie Levine, Chief Financial Officer; Paul Daruwala, Chief Operating Officer; And Jessica Oien, General Counsel.

Before I turn the call over to Jeff, I would like to note that all of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act.

I caution listeners that during this call management will be making forward-looking statements. Actual results could differ materially from those stated or implied by forward-looking statements due to risks and uncertainties associated with the company’s business.

These forward-looking statements are qualified in their entirety by the cautionary statements contained in Cidara’s SEC filings including its annual report on Form 10-K.

I would also like to point out that the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, July 29, 2019. Cidara undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

I will now turn the call over to Jeff Stein, President and CEO of Cidara.

Jeff Stein: Good morning, everyone, and thank you for joining our teleconference to discuss this important milestone for Cidara. The announcement of positive top line data from part B of our STRIVE Phase 2 Clinical Trial of rezafungin for the treatment of patients with candidemia and invasive candidiasis.

I will make some high-level remarks concerning the STRIVE trial and our rezafungin program, and then you will hear from Taylor who will go through the results of the trial in more detail. We will then be available to take your questions.

On Slide 3, we summarize the most important findings from our STRIVE B trial. We are pleased to announce that the STRIVE B trial consistent with STRIVE A met its objectives to demonstrate the efficacy of one-weekly rezafungin was comparable to once-daily caspofungin in the treatment of serious or life-threatening Candida infections and appeared to be generally safe and well-tolerated.

It’s especially encouraging to note that while we would expect to show comparability in efficacy and safety of rezafungin dosed once weekly versus caspofungin dosed once daily that top line results show that patients treated with rezafungin had numerically improved outcomes compared to caspofungin across all efficacy measures at the 400 milligram/200 milligram dosing regimen which is the dosing regimen chosen for the ongoing Phase 3 ReSTORE trial.

The STRIVE Phase 2 program was an international, multicenter, double blind clinical trial evaluating the safety, tolerability, and efficacy of once-weekly dosing of rezafungin compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis. It consisted of two parts – STRIVE A and STRIVE B – that were similar in design.

On Slide 4, you can see the design of the STRIVE Part B trial. Patients in STRIVE B were randomized in a two-to-one fashion to receive either rezafungin administered intravenously once weekly for two to four weeks or daily caspofungin administered intravenously according to the approved prescribing information with an optional step-down to oral fluconazole.

This slide also shows all of the endpoints collected throughout the conduct of the STRIVE trial.

If we move to Slide 5, we have highlighted the key efficacy endpoints which we will be discussing today with the release of our top line data. These endpoints are All-Cause Mortality at day 30, clinical response at day 14, and overall response at day 14.

Slide 6 shows the timing, dosing regimens, and number of patients enrolled for both STRIVE A and B, as well as the dosing regimen, current target number of patients and timing of our ReSTORE Phase 3 trial which began enrollment in the fourth quarter of last year.

At the beginning of STRIVE B and prior to the results of STRIVE A being available, we chose the rezafungin 400 milligram/400 milligram dosing regimen to ensure STRIVE B patients could be included in the safety database regardless of the regimen chosen for Phase 3.

As you can see from this slide, based on the results from our STRIVE A trial, we changed the dosing regimen of rezafungin in STRIVE B from the 400 milligram/400 milligram to the 400 milligram/200 milligram dosing regimen in the fourth quarter of last year to match the dose chosen for Phase 3. Patients in both rezafungin dosing groups received the same 400 milligram dose the first week.

You will also note on this slide that that 183 MITT patients enrolled in the STRIVE A and B trials is close to the 184 MITT patients currently planned for the ReSTORE Phase 3 trial.

While neither STRIVE A nor B were independently powered to show statistical differences between treatment groups, the overall STRIVE program is considered by the FDA to be supportive of a single phase 3 ReSTORE study for registration in the U.S., this is important to keep in mind when Taylor describes the results of the combined STRIVE A plus B data sets.

STRIVE B also achieved our goals of adding additional patients to the safety database and kept our trial sites active for our ongoing phase 3 ReSTORE trial. In summary, the STRIVE results provide a strong support for our ongoing phase 3 ReSTORE pivotal trial for the treatment of candidemia and invasive candidiasis which is currently enrolling. I would like to turn the call over to Taylor to walk through the results in more detail.

Taylor Sandison: Thank you, Jeff, and good morning everyone. Before showing the efficacy results, it should be noted that the baseline demographics and characteristics,

including gender, age, candidemia versus invasive candidiasis and APACHE II score were all fairly evenly distributed between the groups.

Slide 7 is the first efficacy slide showing day 30 All-Cause Mortality. Day 30 All-Cause Mortality is particularly important because this is the primary outcome measure for the FDA for our Phase 3 ReSTORE clinical trial. As you can see, the Rezafungin 400/200mg dose performed very well with substantiality lower all-cause mortality at day 30 in both STIVE B and the combined STRIVE A plus B trial results. Compared to both the Rezafungin 400 /400mg and caspofungin groups, which were similar. It is notable that the mortality rate for the 400/200mg regimen in the combined STRIVE A plus B studies was approximately one third that of either the 400/400mg Rezafungin dosing regimen or caspofungin.

Slide 8 shows the day 14 clinical response as assessed by the investigator. This is outcome measure that most closely approximates the primary endpoint for historical clinical trials for the treatment of candidemia and invasive candidiasis and most closely matches the primary outcome for EMA in the Phase 3 ReSTORE trial. The Rezafungin 400/200mg group has very high clinical cure rates at 86.7% for STRIVE B and 80.4% for the combined Part A and B.

In comparison the Rezafungin 400/400mg and caspofungin groups had clinical cure rates that were around 70% or slightly below, which is where the efficacy rates are expected to be based on past clinical trials in this indication.

Slide 9 shows the results for the STRIVE primary outcome measure, overall response at day 14. Overall response is a combination of mycological response and resolution of clinical signs of infection. As you can see, the Rezafungin 400/200mg group, once again, demonstrated a high overall response rate of 86.7% in STRIVE B and 76.1% in the combined study. Compared to 69.7% and 67.2% for caspofungin for STRIVE B and the combined Part A and B, respectively.

For all of the outcome measures we note that the trend in improved outcomes in the 400/200mg dosing regimen versus the 400/400mg regimen observed in STRIVE A has repeated in STRIVE B. We have not yet determined whether this is a random effect due to the small number of patients in each arm, but hope to gain additional insight when we analyze the full combined STRIVE A and B data sets. It’s important to note again that we have selected the 400/200mg dosing regimen for the ReSTORE Phase 3 trial, which is currently enrolling globally.

Slide 10 shows a summary of adverse events from the 202 total patients that were included and the safety population from STRIVE A and B. Treatment emergent adverse events were observed in most patients and were comparable across all three study arms, as were the rates of severe adverse events.

The table on this slide shows a summary of the adverse events related to study drug. The study drug related AEs resulting in study drug discontinuation and related SAEs, or SUSARs in each of the study arms as well as the pooled Rezafungin group for the STRIVE B study alone, followed by the same results for the combined STRIVE A and B.

There were no substantial differences observed or related adverse events of any type between the three study arms. There were no deaths related to the study drug and there were no concerning trends in system or in class groups or specific adverse events. Rezafungin appeared to be safe and well tolerated at both dosing regimens.

Slide 11 shows the similarity between the Phase 2 STRIVE and the Phase 3 ReSTORE studies. Logistically, the sites will perform similar assessments at the same time points. The primary differences for Phase 3 are the 1:1 randomization ratio of Rezafungin to caspofungin, and a change in the order for the primary and secondary outcomes. As mentioned previously, the primary outcome for the FDA for the Phase 2 ReSTORE study will be all-cause mortality at day 30, and this will be assessed for the 20% non inferiority margin.

Slide 12 shows the results of a post hoc analysis calculating the difference in the 30 day all-cause mortality end point between the Rezafungin 400/200mg dose and caspofungin with a 95% confidence interval. This analysis was preformed to simulate the outcome of the Phase 3 ReSTORE trial. The point estimate of that difference in mortality is negative 8.8% with a 95% confidence interval of negative 24.7% to 0.41%.

Though the number of STRIVE subjects in this calculation are approximately half of what would be enrolled in ReSTORE, the upper limit of the confidence interval is well below the 20% noninferiority margin required for approval by the FDA.

In fact, the upper limit is just short of the threshold to demonstrate superiority of the day 30 All-Cause Mortality Endpoint for rezafungin over caspofungin, which will be achieved at the upper limit of the confidence interval dropped below zero. This gives us confidence of a successful outcome with the ongoing Phase 3 ReSTORE trial defined as having the upper bound of the 95% confidence interval fall within the 20% non-inferiority margin.

Our topline conclusions are listed on the last slide, slide 13. The 400/200 milligram dosing group demonstrated numerically better performance on all efficacy endpoints compared to caspofungin. This included improved efficacy compared to caspofungin for the FDA primary endpoint for ReSTORE, the EMA primary endpoint for ReSTORE and the primary outcome for the Phase 2 STRIVE trial.

With respect to safety, there were no concerning adverse event trends. Rezafungin appeared to be safe and well-tolerated as one would expect from the echinocandin anti-fungal drug class. Taken as a whole, the data from STRIVE A and B provides strong support for rezafungin in our Phase 3 clinical trials. Our ReSTORE trial for the treatment of Candidemia and evasive Candidiasis is underway.

I will now turn the call back to Jeff.

Jeff Stein: Thanks Taylor. We are truly excited about the positive outcome of the STRIVE clinical trial program. This is the first time that any anti-fungal has shown the potential to be a safe and effective once-weekly treatment option for patients withdifficult to treat and deadly evasive Candida infections, which may enable patients to leave the hospital earlier, save health care treatment resources and improve care.

The Phase 3 program allows Cidara to study rezafungin broadly across distinct and large patient populations, where there is an urgent unmet need for innovation. The ongoing ReSTORE treatment trial was designed to evaluate rezafungin for tough to treat invasive Candida infections, enable hospital discharge on echinocandin with once-weekly dosing and enable penetration into the growing outpatient treatment bargain.

With that, I would like to turn the call back over to the operator, so that we can address your questions. Operator?

QUESTIONS AND ANSWERS

Operator: Thank you. (Operator Instructions).

Our first question comes from Louise Chen of Cantor Fitzgerald, your line is now open.

Unidentified Participant: Hi, good morning. This is [unidentified] calling in for Louise Chen, thank you for taking my questions. Where are you with your negotiation with your partner? How does this data help? How does the data provide a read-through to Phase 3 data? What characteristics to rezafungin do you believe get best-in-class over current modes of therapy?

What are the primary characteristics you need to prove in the Phase 3 trial to be considered over the current options and gain (inaudible) by physicians? And finally, what will be the cause of any delays for the Phase 3 topline readouts for rezafungin?

Currently, how does it cost [in row] and due to complete trial? How long does your current cash runway get you with the current plan or [equipment] trials and how will it -- how will you plan to raise more money? Thank you.

Jeff Stein: All right, well I think you've probably asked every question that will be asked in this call. So, I'll just start and forgive me if I can't remember all of them. We'll take a few of them and I'll start with the one at the top.

As we have described in our public filings, we have been in discussions with potential ex-U.S. partners in various territories. We don't make any statements regarding the predictability of when those may be completed, just suffice to say that this is a compelling program and there is interest outside the U.S.

Don't remember exactly what your second question was, if you could just repeat that and I think what we'll do is we'll answer a few of these then we'll turn the call -- or the call over to our next questioner, since I think you asked a number of questions here. So, why don't you just prioritize the next couple of questions and repeat them here?

Unidentified Participant: Sure. Second one was, how does data provide a read-through to Phase 3 data?

Taylor Sandison: Yes, this is Taylor, so we're encouraged by the STRIVE results. We did do the post-hoc analysis and the number of patients are the -- are very similar, 183 mITT patients compared to 184 currently planned mITT patients in ReSTORE. So, we're encourage, but just remember, ReSTORE is a separate clinical trial and the results will only be known when we announce topline data for that study.

Unidentified Participant: Okay, thank you. And I -- my third question was, what characteristics of rezafungin do you believe to make a best-in-class over the current most of therapy?

Paul Daruwala: Sure, this is Paul, I'll take that. So, the unique pharmacokinetics profile obviously provides some distinct advantages in this class. There's three once-daily echinocandins, they're all, again, once-daily.

IV drugs, which for the most part, restrict [those folks] to the inpatient market. What rezafungin does with its unique P.K. and stability is to enable early discharge from a hospital for the number of patients who need to continue on echinocandin into the outpatient setting.

In the outpatient setting, once-daily IV drugs are inconvenient, not only that, not cost effective, because you've got to add on the cost of all of the outpatient services, nursing time, PICC line, et cetera. That adds to outpatient costs, whereas a once-weekly infusion will make that pharmacoeconomics story much better for rezafungin, which is important launching into a genericized market.

The other advantage we have is that that early and high front loaded dosing of rezafungin allows for more drug at the sight of infection, particularly for patients with more invasive disease. So these advantages enable rezafungin to penetrate into distinct market segments in a genericized market. And that’s going to be very critical for a launch lift.

Operator: Thank you. And our next question comes from Kevin DeGeeter of Oppenheimer. Your line is now open.

Kevin DeGeeter: Hey, guys. Thanks for taking my questions. I’ll try to stick to three or four I guess. So, [a couple] – maybe just kind of group and clarification, you mentioned a sort of a balance here between (inaudible) and the [APACHE II scores]. But if we look to that comparing STRIVE A to B, is the profile generally similar across two parts of STRIVE or do you see any divergence?

Maybe just two other kind of quick ones here, can you call out sort of the indeterminate rate for STRIVE part B and the just lastly when we think about the 400/200 arm in geographic distribution kind of Europe, North America, are there kind of any differences in that arm between regions? That might be informative.

Jeff Stein: Hey. Thanks, Kevin. Let me turn those questions over to Taylor.

Taylor Sandison: Yes. So, in terms of the indeterminates, so the numbers of indeterminates for STRIVE B were reduced by over 50%. And we feel that this improvement was a reflection of the sites becoming more experienced and aware of what was required to conduct this study.

And we expect the number of indeterminates to drop even further for Phase 3 where we’ll have experienced sites. And the choice of all cause mortality and global response is a primary end point, resolve most of the issues and missing data that arose with the primary outcome for STRIVE. In this data, we show the indeterminates were counted as failures as they would be for a Phase 3 program.

In terms of the region, we don’t have that data yet on how that broke out between the study arms. We don’t anticipate there’d be any differences. There weren’t in STRIVE A. But we don’t have that data yet. And what was the first question?

Jeff Stein: Yes, what was the other question, Kevin?

Kevin DeGeeter: Just looking at invasive trend, guys, does that [APACHE II score] basically [yield] relative severity in these patients.

Taylor Sandison: Oh, okay.

Kevin DeGeeter: (Inaudible) mentioned they’re relative across arms. Well, if you look at A versus B, do we get sicker patients in STRIVE B than perhaps we saw in STRIVE A?

Taylor Sandison: Yes. Actually, that’s a good question. So yes, STRIVE B, the patients were slightly sicker in terms of we had approximately 30% invasive candidiasis compared to about 10%. We knew there were going to be more because in STRIVE A, we only started enrolling invasive candidiasis patients halfway through STRIVE A. So this is kind of what we anticipated would happen. And by the (inaudible) [APACHE II]

score that was corroborated, it was slightly higher in all study arms for B compared to STRIVE A.

Kevin DeGeeter: Okay. And then just maybe one more if I could. I guess we’ve talked previously about a lot of the potency, the effect really being related to the dosing on the first week hence the rational, the 400/200 over a 400/400. Kind of using that as backdrop, do you have any hypothesis why numerically 400/200 wouldn’t work better if we expect most of the efficacy to be delivered from the initial dose which is of course comparable in their estimates?

Taylor Sandison: Yes, we’re unsure at this point why the cure rates for the 400/400 were closer to the caspofungin rates and not where the 400/200 cure rates were. As you said, they have the same dose during that first week of therapies. They’re the same during that first week. From the early data, the difference does not appear to be due to AEs or discontinuations of AEs, those numbers are very small across all three study arms.

So, we’ll explore this further and as we get the remaining data for STRIVE B and the combined and including the patient level data which will be important and we’ll present the findings at future medical conferences. That being said, we are pleased with the 400/200 results and are optimistic about how that will perform in the Phase 3.

Kevin DeGeeter: That made sense. Congratulations, guys. Very nice data.

Taylor Sandison: All right. Thank you, Kevin.

Operator: Thank you. And our next question is Alan Carr of Needham & Company. Your line is open.

Alan Carr: Hi, thanks for taking my questions and congratulations on the outcome. So, maybe you can talk, do you have any details on the deaths. I know you only need to report all cause as a primary end point for Phase 3. But were there any variations in the nature of these deaths that might explain the difference between arms?

And did the rates differ with loner follow-up. I think you have to assess 20 a day. But you follow the patients for longer. Was there any change in the rates between arms as you go up farther? And do you know the underlying pathogens. I’m wondering if that had any kind of role or was there any imbalance in that too. Thanks.

Taylor Sandison: Yes. So, as far as the deaths go, I guess the trends maintained out to the end of the study. So, they didn’t really change the differences between the study groups.

The causes of death were diverse. There weren’t really any trends one way or another. Often they were due to whatever underlying illness they had or something similar to this or potentially sepsis, but nothing really that stuck out as a reason that would differ between the study groups.

In terms of…

Alan Carr: The pathogen?

Taylor Sandison: … yes, the pathogens. I was just thinking. So for STRIVE A, we do know what the pathogens were. And again, there really didn’t seem to be – I mean, they were very diverse. We had about 50% non-albicans and 50% albicans for STRIVE A, and the outcomes were about the same by study group between the three study arms.

For STRIVE B, we do not have that data yet. We certainly will be looking at it. Rezafungin works well for all species, so I wouldn’t anticipate there would be a difference, but we’ll certainly take a look at that and present that at a future medical conference.

Alan Carr: Okay, and how is – how’s the Phase 3 enrollment coming along, and what’s your – what’s your expectations for when you’ll have top line results for that? And then you can you also give us an update on the plans for the prophylaxis trial?

Jeff Stein: Yes, the ReSTORE Phase 3 trial is enrolling on target. As we have stated previously, the target for enrollment completion is mid next year, so we don’t provide specific numbers of patients because that changes as we continue to add clinical trial sites globally.

With respect to the prophylaxis study, we have not yet initiated that study though planning is in place, and we will certainly provide notice when that first patient is enrolled in the prophylaxis study.

Operator: Thank you. (Operator Instructions). And your next question comes from Joel Beatty of Citi. Your line is now open.

Joel Beatty: The first one is are you able to share what percent of patients in the control arms stepped down to oral fluconazole?

Taylor Sandison: Yes, so for STRIVE A, that was about 30% and the step down occurred at different time points, and it was even throughout the three study arms. Of course, the step down for rezafungin would be the placebo and for caspofungin would be the fluconazole.

We do not know for STRIVE B what those percentages are yet. Sorry, I should say yet know what those percentages are.

Joel Beatty: Got it. And I realize you’re still going through the patient level data for the STRIVE B results, but any particular subgroups that you would like to pay close attention to that seem intriguing?

Taylor Sandison: Yes, we’re – we’ll be intrigued by the invasive candidiasis results when they come out, when we see them, but other than that I think that’s – we expect kind of that rezafungin will perform well across the board, and I guess high APACHE II score would be the other one. So yes, we’ll see what those look like.

Jeff Stein: Yes, Joel, as you’re inferring, in STRIVE A we saw a larger separation of rezafungin versus caspofungin in the more severe patient population. So we’re encouraged by those trends from STRIVE A. Once we get those data from STRIVE B, we will definitely be making those public because this is a more severe patient population which may in part explain some of the results we saw today.

Joel Beatty: Great. And then maybe one other question, in the slide deck, there’s a nice slide showing a post hoc analysis on how the results would compare to that 20 % non-inferiority margin and Phase 3 if the results are similar with the 400 milligram/ 200 milligram arm only.

I was thinking given as it’s not clear why the 400 milligram/200 milligram is outperforming, what if you look at the whole group of patients on rezafungin in both arms? Do you have a – are you able to give us a sense on how that would look compared to non-inferiority and if the Phase 3 trials being powered for that type of scenario?

Taylor Sandison: Yes, so we do have that data, too. If you group all of the rezafungin patients, pull them together in the combined A and B, the upper limit is not as close to zero, but it’s still well, well below that 20% non-inferiority margin that would be required for approval.

Operator: Thank you, and ladies and gentlemen, this does conclude our question-and-answer session. I would now like to turn the call back over to Jeff Stein for any closing remarks.

Jeff Stein: Thank you for participating in our call today. We appreciate your interest and continued support of the company. If you have any additional questions, please feel free to contact us. Have a good day, everyone.

Operator: Ladies and gentlemen, this concludes today’s program. You may all disconnect.